UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2009

TM ENTERTAINMENT AND MEDIA, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33746	20-8951489
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

307 East 87th Street, New York, NY	10128
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 289-6942

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into Material Definitive Agreement.

On September 30, 2009, TM Entertainment and Media, Inc. (the “Company’) entered into an amendment (the “Amendment”) to that certain share exchange agreement (the “Share Exchange Agreement”) dated as of May 1, 2009, with Hong Kong Mandefu Holding Limited (d/b/a China MediaExpress) (“CME”), and certain shareholders of CME (the “CME Sellers”), pursuant to which CME will become a wholly owned subsidiary of the Company.

Pursuant to the terms of the Amendment, TM agreed to issue to the CME Sellers an additional 1.415 million of its shares of common stock (for a total of 20.915 million shares) and $10 million in three year, no interest promissory notes, payable upon the earlier of a financing following the proposed business combination or at such time as the board of directors determines, in lieu of a $20.0 million cash payment. In connection with the Amendment, the initial stockholders of the Company also agreed to transfer up to 750,000 of their shares of common stock to the CME Sellers for a purchase price of $0.01 per share and to sign lock-ups for up to 2 years with respect to 2,100,000 warrants owned by them.

In addition, the requirement that TM deliver at least $10 million in working capital was eliminated, and a provision limiting the amount TM’s fees and expenses and a closing condition requiring TM to have sufficient cash at closing to pay such fees were added. In connection with the Amendment, the Company’s underwriter agreed to waive approximately $3.3 million in deferred underwriting fees from the Company’s IPO.

Item 8.01 Other Events.

On October 1, 2009, the Company issued a press release announcing the signing of the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated October 1, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2009	TM Entertainment and Media, Inc.

	By:	/s/ Theodore S. Green
Name: Theodore S. Green
Chairman, Co-Chief Executive Officer Interim Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 1, 2009.

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